EXHIBIT 99.1

Penn National Gaming Completes Acquisition of Two Mississippi Casinos for $195 Million

BAY  ST.  LOUIS  and  BILOXI,   Miss.  and  WYOMISSING  and  EAST   STROUDSBURG,
Penn.--(BUSINESS WIRE)-- Aug. 8, 2000-- Opens Eleventh Off-Track Wagering Facility in East Stroudsburg, Pennsylvania -

Penn National Gaming, Inc. (NASDAQ:PENN - news) announced today that it completed the acquisition of all of the assets of the Casino Magic hotel, casino, golf resort, recreational vehicle (RV) park and marina in Bay St. Louis, Mississippi and the Boomtown Biloxi casino in Biloxi, Mississippi, from Pinnacle Entertainment, Inc. (NYSE:PNK - news) for $195 million cash.

In addition to acquiring all of the operating assets and related operations of the Casino Magic Bay St. Louis and Boomtown Biloxi properties, Penn National also licensed the right to use the Boomtown and Casino Magic names and marks at the Bay St. Louis and Biloxi properties.

Commenting on the acquisition, Peter M. Carlino, Chief Executive Officer of Penn National, said, "Penn National Gaming is opportunistically, and at attractive valuations, building a portfolio of well established gaming properties. Reflecting the strength of their market position and the extraordinary team of employees and operating management, Casino Magic Bay St. Louis and Boomtown Biloxi generated revenues of $80.8 million and EBITDA of $19.0 million in the first six months of 2000, with both figures exceeding the results of a year earlier despite increased market competition. These are excellent performances from which to build, and we have developed preliminary plans to update and upgrade these properties which we believe can have a positive effect on future operating results."

Concurrently with the completion of the acquisition, Penn National also executed a new $350 million credit facility, as previously announced, and successfully completed the tender offer for its 10 5/8% Senior Notes due 2004, all of which were tendered by the holders.

Penn National also reported that it opened its eleventh off-track wagering (OTW) facility in East Stroudsburg, Pennsylvania. Penn National operates 11 of the 23 OTW's currently authorized in Pennsylvania.

In addition to the Mississippi casinos, Penn National owns three racetracks and eleven off-track wagering (OTW) facilities located in Pennsylvania (two tracks and eleven OTWs) and West Virginia (one track). The Company's Charles Town Races in West Virginia also features 1,500 slot machines. Penn National intends (subject to certain conditions) to acquire the CRC Holdings, Inc. (Carnival Resorts and Casinos), an experienced operator of gaming facilities and Louisiana Casino Cruises, Inc.

Except for the historical information in this press release, this press release includes forward-looking statements which are made pursuant to the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, weather, regulatory changes, and other risks detailed from time to time in the Penn National's Securities and Exchange Commission filings. Actual results may differ materially from such information set forth herein.

Contact:
     Penn National

     Robert Ippolito, 610/373-2400
     Chief Financial Officer
                or

     Jaffoni & Collins Incorporated

     Joseph N. Jaffoni, 212/835-8500
     or penn@jcir.com

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places and show as a percentage of the aggregate commitments of all Lenders.